EXHIBIT 99.1

iCoreConnect Announces New Chief Financial Officer

Hal Goetsch Named iCoreConnect CFO

Windermere, FL, March 9, 2021 – iCoreConnect, Inc. (OTCQB: ICCT), a cloud-based, Software as a Service (SaaS) company focused on increasing profit and operational speed in healthcare, is pleased to announce Hal Goetsche as chief financial officer (CFO) effective March 8, 2021.

“Hal is a seasoned finance expert who brings extensive experience in SaaS strategy, investor relations and contract negotiations to the company,” said Robert McDermott, President and Chief Executive Officer of iCoreConnect. “He not only has the skills to confidently manage the company’s financial controls and systems, but he will also capably fuel company growth as an active leader in managing acquisitions, raising capital and strategic business planning.”

“iCoreConnect is a fast-paced, fast-growing company. I did extensive research on the company prior to accepting the role of CFO and couldn’t have been more impressed,” shared Mr. Goetsch. “I look forward to being a strong and strategic partner to Robert and continuing to position iCoreConnect for further revenue growth.”

Mr. Goetsch was previously CFO at DigniFi, a subscription-based fintech company. Prior to that role he spent 20 years as an equity investment manager at firms including Citadel LLC, Alydar Capital, and the Boston Company Asset Management. Mr. Goetsch also advises start-ups in the SaaS sector.

Mr. Goetsch is a former U.S. Navy nuclear power trained submarine officer. He earned a Master of Business Administration at Harvard Business School and a Bachelor of Science in Industrial Management at Purdue University.

About iCoreConnect

iCoreConnect is a cloud-based software and technology company focused on increasing profit and operational speed in high-compliance industries. iCoreConnect is most notably known for its innovation in solving healthcare business problems. The company’s philosophy is built on a high level of customer feedback, allowing iCoreConnect to respond to the market’s needs. iCoreConnect touts a platform of more than a dozen SaaS enterprise solutions and more than 40 agreements with state or regional healthcare associations. iCoreConnect is a member of the prestigious StartUp Health accelerator.

Forward Looking Statements

In this news release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions are intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

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Cile Spelce

Chief Marketing Officer

iCoreConnect.com